                                                                     Exhibit 3.3

                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING
                  OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                  QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                  AND OTHER DISTINGUISHING CHARACTERISTICS OF
                           SERIES B PREFERRED STOCK

                                      OF

                          THE NATIONAL REGISTRY INC.


It is hereby certified that:

     1. The name of The Company (hereinafter called the "Company") is The National Registry Inc., a Delaware Corporation.

     2. The articles of incorporation of the Company authorize the issuance of One Million (1,000,000) shares of Company Preferred Stock, par value $0.01 per share, and expressly vests in the Board of Directors of the Company and the authority provided therein to issue any or all of said shares in one or more Series and by resolution or resolutions to issue one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon as the Board of Directors may determine.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

     RESOLVED, that One Thousand Five Hundred (1,500) of the One Million (1,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Preferred Stock, $.01 par value per share, and shall possess the rights and privileges set forth below:

     Section 1. Designation and Amount. The shares of such series shall be
                ----------------------
designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 1,500. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Preferred Stock.

     Section 2. Rank. The Series B Preferred Stock shall rank: (i) prior to all
                ----
of the Company's Common Stock, par value $0.01 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series B Preferred Stock of whatever subdivision (collectively, with the Common Stock "Junior Securities");
(iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"), and (iv) junior to the Series A Preferred Stock and any class or series of capital stock of the Company which is hereafter created and is specifically ranked senior to B Preferred Stock ("Senior Securities").

     Section 3. Dividends. The Series B Preferred Stock will bear no dividends,
                ---------
and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

     Section 4. Liquidation Preference.
                ----------------------
                   (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of each share of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution of Parity Securities, an amount per share equal to the sum of (i) $10,000 for each such share of Series B Preferred Stock (the "Original Series B Issue Price") and (ii) an amount equal to 8% of the Original Series B Issue Price per annum for the period that has passed since the date the escrow agent first had in its possession, prior to 12:00 noon, New York City time (or later, if such funds accrue interest in the Company's designated escrow account for that day or if such funds are disbursed by the designated escrow agent to the Company that day), funds representing full payment for subscriber's purchase of such shares (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series B Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution to the holders of Series B Preferred Stock and the holders of Parity Securities shall be distributed among the holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation of preferences.

                   (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation of preferences.

                   (c) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 5(f) hereof.

     Section 5. Conversion. The record holders of this Series B Preferred Stock
                ----------
shall have conversion rights as follows (the "Conversion Rights"):

                   (a) Right to Convert. Each record holder of Series B Preferred Stock shall be entitled, at the option of the holder, at the times and in the amounts set forth below, and, subject to the Company's right of redemptions et forth in Section 6(a), at the office of the Company or any transfer agent for the Series B Preferred Stock, to convert all or any portions of the aggregate number of shares of Series B Preferred Stock held by such holder into that number of fully-paid and non-assessable shares of Common Stock at the Conversion Rate as set forth below, as follow:

I. one-third (the "First 1/3") of the shares of Series B Preferred Stock issued to such holder is convertible at any time beginning on the later of (i) 45 days following the date of the Last Closing and (ii) the date upon which the Registration Statement becomes effective (the "Registration

Effective Date'), but is in any event convertible at any time beginning 90 days following the date of the Last Closing if the Registration Statement has not then become effective; and

II. an additional one-third (the "Second 1/3") of the shares of Series B Preferred Stock issued to such holder is convertible at any time beginning on the later of (i) 75 days following the date of the Last Closing and (ii) the Registration Effective Date, but is in any event convertible at any time beginning 90 days following the date of the Last Closing if the Registration Statement has not then become effective; and

III. all remaining shares (the Final 1/3") of Series B Preferred Stock issued to such holder are convertible at any time beginning 105 days following the date of the Last Closing.

As used herein, the term "Registration Statement" shall mean a shelf registration statement for the Common Stock issuable upon conversion of the Series B Preferred Stock under the Securities Act of 1933, as amended (the "Act"), and the term "Last Closing" shall mean the date of the last closing of a sale by the Company of any Series B Preferred Stock.

                        (b) Conversion Rate. The shares shall be convertible at the office of the Company or any transfer agent for the Series B Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

     Number of shares issued upon conversion of one share of Series B Preferred Stock

                           = [(.08) (N/365) (10,000)] + 10,000
                             ---------------------------------
                                      Conversion Price

                         . N = the number of days between (i) the date that, in
                    connection with the consummation of the purchaser by Subscriber of shares of Series B Preferred Stock from the Company, the escrow agent first had in its possession, prior to 12:00 noon, New York City time (or later, if such funds accrue interest in the Company's designated escrow account for that day or if such funds are disbursed by the designated escrow agent to the Company that day), funds representing full payment for the shares of Series B Preferred Stock for which conversion is being elected, and
                    (ii) the date immediately prior to the applicable Date of Conversion as defined in Section 5(c)(i), and

                         . Conversion Price = the lesser of (x) 100% of the
                    average Closing Bid Price, as defined below, for the five trading days ending on January 19, 1996, which is $2.53 (the "Fixed Conversion Price"), or (y) 85% of the average closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion (the "Adjustable Conversion Price"). For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by NASDAQ Small Cap Market ("NASDAQ") (or, if the Common Stock is not then traded on NASDAQ, as reported by such other exchange or market where traded) or, if the actual Closing Bid Price is not available on any such day on NASDAQ or such other exchange or market where traded, then the Closing Bid Price on the immediately preceding last reported date.

                    The portion of the numerator of the Conversion rate stated as "(0.8) (N/365) (10,000)" equals the Premium.

                    The Company shall have the right, exercisable in its sole discretion, to pay the Premium, in whole or in part, in cash, on or prior to conversion of the Series B Preferred Stock. In the event the Company pays some or all of the Premium in cash prior to conversion, the numerator of the Conversion Rate shall be reduced, dollar for dollar, by the amount of Premium so paid.

                         (c) Mechanics of Conversion. In order to convert Series
B Preferred Stock into full shares of Common Stock, the holder shall (i) fax a fully executed notice of conversion ("Notice of Conversion") to the Company and its designated transfer agent (the "Transfer Agent") at its designated office, which notice shall specify the number of shares of Series B Preferred Stock to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each certificate to be converted) no later than 8:00 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion specified in the Notice of Conversion and (ii) surrender the original certificate or certificates duly endorsed, and the original Notice of Conversion, to a common courier for overnight or two day (2) day delivery no later than 8:00 p.m., New York City time the next business day, to the office of the Company or the Transfer Agent for the Series B Preferred Stock; provided, however, that neither the Company nor the Transfer Agent shall be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series B Preferred Stock are delivered to the Company or the Transfer Agent as provided above, or the holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen, destroyed or mutilated and complies with Section 5(c)(iv) below. The shareholder's calculation of the Conversion Rate set forth on the Notice of Conversion shall be conclusive, absent manifest error.

                            (i)   Date of Conversion. The date on which
conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion provided (i) that the advance copy of the Notice of Conversion is faxed to the Company by 8:00 p.m. New York City time, on the Date of Conversion, and (ii) that the original certificates representing the Series B Preferred Stock to be converted are surrendered to a common courier for overnight or two (2) day delivery and received by the Transfer Agent or the Company within five business days thereafter. If the original shares of Series B Preferred Stock to be converted are not received by the Transfer Agent or the Company within five business days after the Date of Conversion, then the Notice of Conversion, at the Company's option, may be declared null and void and of no further effect and any shares of Common Stock issued upon a conversion of Series B Preferred Stock pursuant to such Notice of Conversion may, at the Company's option, be declared null and void and treated as not have been issued.

                            (ii)  Issuance of Common Stock Within Five (5)
Business Days; Payments. Upon receipt of the original certificates representing the Series B Preferred Stock, Company shall issue the appropriate number of shares of Common Stock no later than three (3) business days thereafter. If Company fails to issue such Common Stock within five (5) business days from the date of receipt of original certificates representing the Series B Preferred Stock, Company shall be subject to the following payments:


Number of Business Days After Receipt of Series B Preferred Stock                   Payment
-----------------------------------------------------------------                   -------
                                        1                                           $  500
                                        2                                           $1,000
                                        3                                           $1,500
                                        4                                           $2,000
                                        5                                           $2,500
                                        6                                           $3,000
                                        7                                           $3,500
                                        8                                           $4,000
                                        9                                           $4,500
                                       10                                           $5,000
                                       10>                           Additional $1,000/day

To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 5 is due to the unavailability of authorized by unissued shares of Common Stock, the provisions of this Section 5(c)(ii) shall not apply but instead the provisions of Section 5(d)(i) shall apply.

The Company shall pay any payments incurred under this Section 5(c)(ii) in-immediately available funds within 7 business days from the date of issuance of the applicable Common Stock. Nothing herein shall limit a shareholder's rights to pursue actual damages for the Company's failure to issue and deliver shares of Common Stock to the shareholder in accordance with the terms of the Certificate of Designation.

                            (iii) No Fractional Shares. If any conversion of the
Series B Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall, on an aggregate basis, be rounded to the nearest number of shares.

                            (iv)  Lost or Stolen Certificates. Within three (3)
business days after receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate or certificates representing the Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and the Transfer Agent, and upon surrender and cancellation of the Series B Preferred Stock(s), if mutilated, the Company shall execute and deliver new Series B Preferred Stock(s) of like tenor and date. Company shall not be required to deliver new Series B Preferred Stock if the request for replacement is made contemporaneously with the conversion or redemption of a holder's Series B Preferred Stock.

                            (v)   Record Holders. The person or persons
entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be issuable upon the conversion of all then outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue all shares of Common Stock issuable upon the conversion of all then outstanding Series B Preferred Stock, the Company will as soon as practicable take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                            (i)  Failure to Reserve Authorized but Unissued
Common. If, at the time any holder of Series B Preferred Stock requests conversion pursuant to a Notice of Conversion under this Section 5, the Company does not have sufficient authorized but unissued shares of Common Stock available to effect the conversion of the Series B Preferred Stock which is the subject of such Notice of Conversion (a "Conversion Default"), then, beginning on the 60th day after the applicable Date of Conversion and with respect to the shares of Series B Preferred Stock requested to be converted but not converted, and ending on the date of actual conversion of such unconverted Series B Preferred Stock and issuance of Common Stock therefore, the Premium shall be increased by a factor of two percent per 30-day period, (24% annually) accrued daily.

               (e) Automatic Conversion Upon Maturity. Each share of Series B Preferred Stock that remains issued and outstanding on January 19, 1999 (the "Maturity Date") automatically shall be converted into common Stock on the Maturity Date at the Conversion Rate in effect as of the Maturity calculated in accordance with the formula in Section 5(b) above, and the Maturity Date shall be deemed the Date of Conversion.

               (f) Adjustment to Conversion Price.

                            (i)   Adjustment Due to Stock Split, Stock Dividend,
Etc. If at any time when shares of Series B Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                            (ii)  Adjustment to Adjustable Conversion Price. If,
at any time when shares of Series B Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of Series B Preferred Stock, then the Adjustable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five trading days immediately preceding the Date of Conversion.

                            (iii) Adjustment Due to Merger, Consolidation, Etc.
If at any time when shares of Series B Preferred Stock are issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities which the holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any share of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(f)(iii) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of this Section 5(f)(iii).

     Section 6. Redemption by Company.
                ---------------------

               (a) Company's Right to Redeem upon Receipt of Notice of Conversion. If the Closing Bid Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 5(b)), at the time of receipt of a Notice of Conversion pursuant to Section 5, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series B Preferred Stock submitted for conversion, immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series B Preferred Stock submitted for conversion, the Company shall redeem from among the Series B Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such holder so submitting Series B Preferred Stock for conversion.

                            (i)   Redemption Price. The redemption price per
share of the Series B Preferred Stock for a redemption under this Section 6(a) shall be the applicable Conversion Rate calculated in accordance with the following formula:

[[(.08) (N/365) (10,000)] + 10,000] x Closing Bid Price on Date of Conversion
                                      ---------------------------------------
                                                   Conversion Price

     For the purposes of the above formula, "N," "Closing Bid Price," and "Conversion Price" and shall have the meanings set forth in Section 5; and the Premium amount [(.08) (N/365) (10,000)] shall be reduced dollar for dollar, by any amount of Premium paid in cash prior to the redemption date.

                            (ii)  Mechanics of Redemption Upon Receipt of
Notice of Conversion. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile within 1 business day following receipt of a Notice of Conversion from a holder, with Company to provide a copy of such redemption notice by 2-day courier, to (A) the holder of Series B Preferred Stock submitted for conversion at the address and facsimile number of such holder appearing in the Company's register for the Series B Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series B Preferred Stock submitted for conversion and the applicable redemption price.

                            (iii) Company must have Immediately Available
Funds or Credit Facilities: The Company shall not be entitled to send any such notice of redemption and begin the redemption procedure under this Section 6(a) unless it has:

               (1) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution, or

               (2) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial, or

               (3) a combination of the items set forth in (1) and (2) above, aggregating the full amount of the redemption price.

               (b) Company's Right to Redeem at its Election. At any time, commencing six (6) months after the Last Closing, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series B Preferred Stock; provided that the Company shall only be entitled to redeem Series B Preferred Stock in increments having an aggregate Stated Value (as defined below) of at least One and One-Half Million Dollars ($1,500,000) on the first such redemption. If the Company elects to redeem some, but not all, of the Series B Preferred Stock, the Company shall redeem a pro-rata amount from each holder of Series B Preferred Stock.

                            (i)  Redemption Price. The "Redemption Price At
Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Series B Preferred Stock redeemed pursuant to this
Section 6(b), which percentage shall vary depending on the date of delivery of the notice of Redemption at Company's Election, and shall be determined as follows:

Date of Delivery of Notice of Redemption at Company's Election               % of Stated Value
--------------------------------------------------------------               -----------------
 6 months and 1 day to 12 months following Last Closing Date                         125%
12 months and 1 day to 18 months following Last Closing Date                         120%
18 months and 1 day to 24 months following Last Closing Date                         115%
24 months and 1 day to 30 months following Last Closing Date                         110%
30 months and 1 day to 36 months following Last Closing Date                         105%

     For purposes hereof, "Stated Value" shall mean the original principal amount of the Series B Preferred Stock being redeemed pursuant to this Section 6(b), together with the unpaid Premium as of the Effective Date of Redemption At Company's Election.

                            (ii)  Mechanics of Redemption at Company's
Election. The Company shall effect each such redemption by giving at least 30 days prior written notice ("Notice of Redemption At Company's Election") to (A) the holders of Series B Preferred Stock selected for redemption, at the address and facsimile number of such holder appearing in the Company's register for the Series B Preferred Stock and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate the number of shares of holder's Series B Preferred Stock that have been selected for redemption, the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and the applicable Redemption Price At Company's Election, as defined in (b)(i) above.

                            (iii) Company Must Have Immediately Available Funds
or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under this Section 6(b) unless it has:

               (1) the full amount of the Redemption Price At Company's Election, in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

               (2) immediately available credit facilities, in the full amount of the Redemption At Company's Election with a bank or similar financial institution, or

               (3) a combination of the items set forth in (1) and (2) above, aggregating the full amount of the Redemption Price At Company's Election.

               (c) Payment of Redemption Price. Each holder submitting stock being redeemed under this Section 6 shall send their certificates representing the stock so redeemed to the Company or its Transfer Agent, and the Company shall pay the redemption price to that holder within ten (10) business days of the date of such receipt of the certificates. The Company shall not be obligated to deliver the redemption price unless the certificates representing the Series B Preferred Stock so redeemed are delivered to the Company or its Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, the holder has complied with Section 5(c)(iv).

     Section 7. Holder's Right to Advance Notice of Company's Election to
                ---------------------------------------------------------
Redeem.
------

               (a) Holder's Right to Elect to Receive Notice of Cash Redemption by Company. Holder shall have the right to require Company to provide advance notice stating whether Company will elect to redeem holder's Series B Preferred Stock in cash, pursuant to Company's redemption rights discussed in Sections 6(a) above.

               (b) Mechanics of Holder's Election Notice. Holder may submit his Notice of Conversion with a notation that it is submitted pursuant to this
Section 7 for advance notice of the Company's election. Such Notice of Conversion shall state that the holder desires to submit a specific number of shares of Series B Preferred Stock for conversion on a specific date (at least two but no more than five business days from the date of the Conversion Notice), and shall also specify whether the holder would prefer to receive Common Stock on conversion, or have its shares redeemed for cash by the Company in accordance with Section 6(a).

               (c) Company's Response. Company must respond by the close of business on the next business day following receipt of holder's Notice of Conversion pursuant to this Section 7: (1) via facsimile and (2) via two-day courier. If Company does not respond to holder within one business day via facsimile and two-day courier, Company shall be required to issue to holder the applicable share of Common Stock upon holder's conversion within the subsequent five day period. If Company does not respond to holder by the close of business on the next business day following receipt of holder's Notice of Conversion via facsimile, Company shall be deemed to have forfeited its right to exercise redemption pursuant to Section 6(a) upon its receipt of (but only with respect to) a Notice of Conversion that (i) specifies a Date of Conversion that is at least 2 but not more than 5 business days from the date the Notice of Conversion was given and (ii) seeks to convert Series B Preferred Stock in principal amount equal to that specified in the Notice of Conversion.

               (d) Performance of Holder's Election. If the Company notifies the holder that it will treat the holder's Notice of Conversion request as the holder has stated it prefers in such Notice of Conversion, then the holder shall be obligated to submit the shares of Series B Preferred Stock designated in the Notice of Conversion for the conversion or redemption. If the Company notifies the holder that the Company will not treat the holder's conversion request in the manner the holder stated in such Notice of Conversion as his preference, the holder shall not be obligated to submit the shares of Series B Preferred Stock referred to in such Notice of Conversion.

     Section 8. Status of Converted or Redeemed Stock. Upon conversion of or
                -------------------------------------
redemption of the Series B Preferred Stock (in whole or in part) the Series B Preferred Stock so converted or redeemed shall no longer be deemed to be outstanding and all rights with respect thereto, except only the right of the holder of Series B Preferred Stock to receive shares of Common Stock upon such conversion, or cash payment of the applicable redemption price upon such redemption, shall terminate, and the shares of Series B Preferred Stock so converted or redeemed shall be canceled. The converted or redeemed shares so canceled shall return to the status of authorized but unissued Preferred Stock of no designated series.

     Section 9. Protective Provisions. So long as shares of Series B Preferred
                ---------------------
Stock are outstanding, the Company may not waive or amend any term of this Certificate of Designation without first obtaining the approval (by vote or written consent) of the holders of 75% of the then outstanding Series B Preferred Stock. Any holder of Series B Preferred Stock who does not consent to the proposed amendment or waiver of this Certificate of Designation shall have the right to convert to Common Stock at the then effective Conversion Rate, and the limitations of Section 5(a) regarding conversion prior to 45, 75 and 105 days shall be of no further force or effect with respect to such holder.

     Section 10. Voting Rights. The holders of Series B Preferred Stock shall
                 -------------
have no voting rights except as otherwise provided by Section 9 above, and except to the extent that under Delaware General Corporation Law the holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series B Preferred Stock shall be entitled to notice of all stockholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to Company's by-laws and applicable statutes.

     Section 11. Preference Rights. Nothing contained herein shall be construed
                 -----------------
to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend, liquidation and other preferences of the Series B Preferred Stock.

     Section 12. Governing Law. This Certificate of Designation shall be
                 -------------
governed by and construed in accordance with the laws of the State of Delaware, U.S.A. without giving effect to the principles of conflicts of laws, except for matters arising under the Act or the Securities Exchange Act of 1934, as amended, which matters shall be governed by and construed in accordance with such laws.

     Section 13. Business Day Definition. For purposes hereof, the term
                 -----------------------
"business day" shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday.

     Section 14. Notices. Any notice or other communication required or
                 -------
permitted to be given hereunder shall be given as provided herein or delivered against receipt if to (i) the Company at 11831 30th Court North, St. Petersburg, FL 33716, Telephone NO. (813) 573-3353, Telecopy No. (813) 573-1619 and (ii) the
holder of this Certificate of Designation, to such holder at its last address as shown on the Series B Preferred Stock Register (or to such other address as the party shall have furnished in writing as its new address to be entered on the Series B Preferred Stock Register (which address must include a telecopy number) in accordance with the provisions of this Section 14). Any notice or other communication needs to be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile. Any notice given on a day that is not a business day shall be effective upon the next business day.

     Section 15. Waiver of any Breach to be in Writing. Any waiver by the
                 -------------------------------------
Company or he holder hereof of a breach of any provision of the Certificate of Designation shall not operate as, or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Certificate of Designation. The failure of the Company or the holder hereof to insist upon strict adherence to any term of the Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Certificate of Designation. Any waiver must be in writing.

     Section 16. Unenforceable Provisions. If any provision of this Certificate
                 ------------------------
of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of the Delaware General Corporation Law.

Signed on January 22, 1996
                  --



                                      /s/
                            --------------------------------------
                            John Gustafson, President




Attest:



                 /s/
--------------------------------------
Steven Price, Assistant Secretary


                     [See Exhibit "A"; Notice of Conversion]

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert _________ shares of Series B Preferred Stock, represented by stock certificate No(s). ____________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of The National Registry Inc. (the "Company") according to the conditions of the Certificate of Designation of Series B Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.

If this is an Advanced Notice of Conversion pursuant to Section 7, the undersigned prefers:

                  Conversion into Common Stock       _________
                                                              (Initial)


                  Redemption at Conversion Price     _________
                                                              (Initial)

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the share of Series B Preferred Stock represented by the Series B Preferred Stock Certificates shall be made pursuant to and subject to provisions or Regulation S, pursuant to registration of the Common Stock under the Securities Act or 1933, as amended (the "Act") or pursuant to an exemption from registration under the Act.

Conversion Calculations:
                                         -----------------------------------
                                         Date of Conversion

                                         -----------------------------------
                                         Applicable Conversion Price

                                         -----------------------------------
                                         Signature

                                         -----------------------------------
                                         Name

                                         Address:

                                         -----------------------------------

                                         -----------------------------------

*No shares of Common Stock will be issued until the original Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Company or the Company's transfer agent (the "Transfer Agent") as required by the Certificate of Designation of the Series B Preferred Stock. The original certificate(s) representing the Series B Preferred Stock to be converted and the Notice of Conversion must be received by the Company or Transfer Agent by the fifth business day following the Date of Conversion, or such Notice of Conversion may, at the Company's option, be declared null and void and of no further effect.